EXHIBIT 99.1

SYNTHETECH'S BOARD OF DIRECTORS APPOINTS NEW CHAIRMAN

Albany, Oregon, August 25, 2005--Synthetech, Inc. (Nasdaq: NZYM) announced today that its Board of Directors has appointed Daniel T. Fagan as Chairman of the Board. Dr. Fagan, 53, has served as a Synthetech director since 2001 and he succeeds Paul C. Ahrens, who is a founder of Synthetech and will remain a director of the company.

Dr. Fagan is also the President and CEO and a director of PepTx, Inc., a start-up biopharmaceutical company that is developing peptide-based oncology therapeutics. Dr. Fagan's previous experience includes serving as General Manager of Peptides for Mallinckrodt, Inc., a subsidiary of Tyco International, and as the President of Sigma Chemical, a subsidiary of Sigma Aldrich Corporation which manufactures fine chemicals. Dr. Fagan holds a Chemistry degree from Otterbein College and a Ph.D. in Chemistry from Case Western Reserve University.

"This is an exciting time to become more involved with Synthetech and I am pleased with the opportunity to succeed Paul as Chairman of the Board," said Dr. Fagan. "There is growing interest in synthetic peptides for therapeutic and other non-pharmaceutical applications and Synthetech is well positioned to benefit from this trend. Synthetech has developed an excellent track record with customers in its product and technology segments and I believe in, and look forward to helping to chart, Synthetech's long-term future. I am eager to work with management and my fellow Board members to meet the short-term challenges now facing the company."

"Dan has been a tremendous resource to Synthetech with his vision and industry knowledge," said Mr. Ahrens. "Dan's oversight and guidance will be invaluable in helping Synthetech implement its growth and diversification strategies. We look forward to working with Dan in this new role."

In addition to continuing to serve as a director, it is anticipated that Mr. Ahrens will continue to provide research and market development consulting services to Synthetech.

ABOUT SYNTHETECH

Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, and proprietary custom chiral intermediates primarily for the pharmaceutical and cosmeceutical industries. Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer's clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases, and in cosmeceuticals.











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Synthetech's common stock is listed on the Nasdaq SmallCap Market where it trades under the symbol "NZYM".




MORE INFORMATION:               Web site: www.synthetech.com

                                E-mail: investor@synthetech.com



CONTACT:                        M. "Sreeni" Sreenivasan, President & CEO

                                Gary Weber, CFO

                                PO Box 646

                                Albany, Oregon  97321

                                541 967-6575